JOHN HANCOCK BOND TRUST

Re-Designation of

Shares of Beneficial Interest of

John Hancock High Yield Fund,

a Series of John Hancock Bond Trust

It is hereby stated that:

1.         This document relates to a business trust created by a Declaration of Trust, which was filed with the Secretary of The Commonwealth of Massachusetts on November 29, 1984 under the name Criterion Bond Fund.

2.         The present name of the business trust is John Hancock Bond Trust (the “Trust”), operating pursuant to an Amended and Restated Declaration of Trust dated March 8, 2005, as amended or restated from time to time (the “Declaration of Trust”).

3.         The Trustees of the Trust, acting pursuant to Article V, Sections 5.1 and 5.11 of the Declaration of Trust, approved the name change of John Hancock High Yield Fund, a series of the Trust (the “Fund”), to “John Hancock Focused High Yield Fund”, with such effective date as is set forth in a filing with the Securities and Exchange Commission of an amended prospectus for the Fund or a supplement to the Fund prospectus reflecting such change.

4.         The following is a true copy of the resolutions unanimously adopted by the Board of Trustees of the Trust at a meeting on December 16-18, 2013 to change the name of the Fund, and that such resolutions have not been revoked, revised or amended and are in full force and effect:

RESOLVED, that the name of John Hancock High Yield Fund be changed to John Hancock Focused High Yield Fund, with such effective date as is set forth in a filing with the Securities and Exchange Commission of an amended prospectus for the Fund or a supplement to the Fund prospectus reflecting such change;

FURTHER RESOLVED, that the proper officers of the Trust be, and they are, and each of them acting singly is, authorized in the name and on behalf of the Fund to submit such filings as may be required in connection with the name change to the Securities and Exchange Commission, the Internal Revenue Service, The Commonwealth of Massachusetts, and any other filings with any other federal or state government agency as such person deems necessary or appropriate to carry out the name change of the Fund; and

FURTHER RESOLVED, that the officers of the Trust are authorized to take such further actions and amend, execute and deliver such further documents as may be necessary, desirable or appropriate for the implementation and performance of the foregoing resolutions adopted at this meeting and the matters contemplated therein.

5.         The Trust has made a filing with the Securities and Exchange Commission of an amended summary prospectus for the Fund and a supplement to the Fund’s statutory prospectus reflecting the name change on December 20, 2013.

IN WITNESS WHEREOF, I have affixed my signature this 20th day of December, 2013.

                                                                  JOHN HANCOCK BOND TRUST

                                                                  By:  /s/ Nicholas J. Kolokithas

                                                                  Name:     Nicholas J. Kolokithas

                                                                  Title:       Assistant Secretary